EXHIBIT 11

INNOVATIVE MEDICAL SERVICES
COMPUTATION OF EARNINGS PER COMMON SHARE
FOR THE THREE MONTHS ENDED OCTOBER 31, 1997 AND 1996



                                              For the Year Ended
                                                  October 31,
                                         ----------------------------
                                            1997             1996
                                         ----------------------------

Shares outstanding                           3,532,851        3,220,851
                                            ==========       ==========

Weighted average shares outstanding          3,532,851        1,821,792
Stock Options                                  406,250           31,250
Warrants                                     1,798,125        1,187,500
                                            ----------       ----------
     Total weighted average
      shares outstanding                     5,737,226        3,040,542
                                            ==========       ==========


Net Income (Loss)                           $ (386,577)      $  (89,074)
                                            ==========       ==========


Net Earnings (Loss) per share               $    (0.07)      $    (0.03)
                                            ==========       ==========